                                                                    Exhibit 4.19

                               CEPTOR CORPORATION
                            2004 INCENTIVE STOCK PLAN

                               OPTION CERTIFICATE

                           NON-QUALIFIED STOCK OPTION

                                   PETER CHUNG

                  To Purchase 557,103 Shares of Common Stock of

                               CEPTOR CORPORATION

         THIS  CERTIFIES  that on March 3,  2006,  Peter  Chung  ("Holder")  was granted an option  ("Option")  to purchase at the  exercise  price of $0.359 per share all or any part of 557,103 fully paid and non-assessable shares ("Shares")
of the  Common  Stock  (par  value  $0.0001  per  share) of  CepTor  Corporation
("Corporation"), a Delaware corporation, upon and subject to the following terms and conditions.

         This Option shall expire on March 2, 2011.

         This Option is immediately  exercisable  from and after the date hereof as to all of the  Shares  subject  to this  Option  but  prior  to the  Option's expiration.

         The Option and this Option  Certificate  are issued pursuant to and are subject to all of the terms and conditions of the  Corporation's  2004 Incentive
Stock Plan as approved by  stockholders  of the  Corporation,  as may be amended
("Plan"),  the terms and conditions of which are hereby  incorporated  as though set  forth at  length,  and the  receipt  of a copy of which the  Holder  hereby acknowledges  by  his  receipt  of  this  certificate.  A  determination  of the
Committee under the Plan as to any questions which may arise with respect to the interpretation  of the  provisions of the Option and of the Plan shall be final.
The Committee may authorize and establish such rules,  regulations and revisions thereof  not  inconsistent  with  the  provisions  of the  Plan,  as it may deem advisable.

         If,  but  without  any  obligation  to do  so,  the  Corporation  shall determine to register any of its stock under the Act (other than a  registration on Form S-8, a transaction  covered by Rule 145 under the Act, a registration in which the only stock being  registered is common stock issuable upon  conversion of debt securities which are also being  registered,  or any registration on any form which  does not  include  substantially  the same  information  as would be required to be included in a  registration  statement  covering  the sale of the
Shares),  the Corporation shall, at such time,  promptly give the Holder written notice of such registration. Upon the written request of the Holder given within fifteen days after mailing of such notice by the Company,  the Company shall use its best efforts to cause to be registered  under the Act all of the Shares that the Holder has requested to be registered.

         The Holder understands that it may have access to certain  confidential and proprietary information of the Corporation ("Confidential  Information") and
agrees to keep such Confidential Information in strict confidence and not to use
or  disclose  such  Confidential   Information  to  third  parties  without  the
Corporation's  prior  consent.  In  the  event  of  any  conduct  by  Holder  in
contravention  of  such   confidentially   agreement  and   understanding,   all
obligations of the  Corporation to issue Shares upon the exercise of this Option shall immediately  terminate and this Option shall be canceled and forfeited and shall be of no further force and effect.

         IN WITNESS  WHEREOF,  the Corporation and the Holder have duly executed this Certificate.

Dated: March 3, 2006

                                                 CEPTOR CORPORATION

                                                 By: /s/ William Pursley
                                                     ---------------------------
                                                     William Pursley, CEO

ACCEPTED AND ACKNOWLEDGED:

HOLDER

By: /s/ Peter Chung
    ---------------------------
    Peter Chung

ADDENDUM TO PETER  CHUNG (THE  "INVESTOR")  OPTION  CERTIFICATE  AND  CONSULTING
AGREEMENT DATED AS OF MARCH 3, 2006 FOR CEPTOR CORPORATION (THE "COMPANY")

ADJUSTMENT OF  CONVERSION  PRICE.  If, for six months from the date hereof,  the
Company,  at any time shall offer, sell, grant any option to purchase any Common
Stock or Common  Stock  equivalents  entitling  any  person or entity to acquire shares of Common Stock,  at an effective price per share less than the price per share of Common Stock (and Option  exercise  price) less than the exercise price under the Option  Certificate  of which this  Addendum  is a part,  (such  lower price,  the "Base  Exercise  Price"),  then the  Investor  shall be issued  such additional shares of Common Stock at no additional  consideration so as to cause its  effective  purchase  price  per  share of Common  Stock  under  the  Option
Certificate and as to any shares of Common Stock remaining under any unexercised portion of the Option  Certificate to equal to the Base Exercise Price,  and all
Options  issued to the Investor  shall  thereafter  have such exercise  price as
shall  equal  the  Base  Exercise   Price  for  the   remaining   term  thereof.
Notwithstanding  the  foregoing,  no  adjustment  shall be made in respect of an
Exempt  Issuance  (as defined  below).  The Company  shall  promptly  notify the
Investor in writing, indicating therein the applicable exercise price.

For purposes at this  Addendum,  an Exempt  Issuance shall mean the issuance of:
(a) shares of Common  Stock or options to  employees,  consultants,  officers or directors of the Company, pursuant to any stock or option plan duly adopted by a majority of the  non-employee  members of the Company's  Board of Directors or a majority of the members of a committee of non-employee directors established for such  purpose;  (b)  shares  of  Common  Stock  issued  pursuant  to  securities exercisable or exchangeable  for or convertible  into shares of Common Stock, as applicable,  issued and  outstanding on the date hereof without  modification of the terms  thereof  in  effect on the date  hereof;  and (c)  securities  issued pursuant to acquisitions or strategic  transactions,  provided any such issuance
(x) shall only be to a person that is,  itself or through its  subsidiaries,  an operating company in a business synergistic with the business of the Company and in which the Company  receives  benefits in addition to the investment of funds, but shall not include a transaction  in which the Company is issuing  securities primarily  for the  purpose of raising  capital  or to an entity  whose  primary business is investing in  securities,  (y) shall only be to a person that is not an  affiliate  of the  Company,  and (z) has been  approved by a majority of the independent directors of the Company.

Terms not  otherwise  defined  herein shall have the  meanings  ascribed to such terms in the Option Certificate of which this Addendum shall be a part.

All  calculations  hereunder shall be made to the nearest cent or to the nearest whole share, as the case may be.

                                                  CEPTOR CORPORATION

                                                  By: /s/ William Pursley
                                                      --------------------------
                                                  Name:  William Pursley
                                                  Title: CEO

                                                  INVESTOR

                                                  INVESTOR

                                                  By: /s/ Peter Chung
                                                     ---------------------------
                                                     Name:  Peter Chung
                                                     Title: